EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-203478 on Form S-8 of our report dated March 25, 2016, relating to the consolidated financial statements of Virtu Financial Inc. and Subsidiaries (the “Company”), (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s initial public offering which was completed in April 2015), appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP

New York, NY

March 25, 2016